UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14a-101)
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )
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United Community Financial Corp.
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UNITED COMMUNITY FINANCIAL CORP.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The 2007 Annual Meeting of Shareholders of United Community Financial Corp. (UCFC) will be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 26, 2007, at 10:00 a.m., Eastern Time (Annual Meeting), for the following purposes, all of which are more completely set forth in the accompanying proxy statement:

1. T	o re-elect three directors of UCFC for terms expiring in 2010;

2.	To approve the UCFC 2007 Long-Term Incentive Plan;

3. To ratify the selection of Crowe Chizek and Company LLC as the auditors of UCFC for the current fiscal year; and

4.	To transact such other business as may properly come before the Annual Meeting.

Only shareholders of record at the close of business on March 9, 2007, will be entitled to vote at the Annual Meeting. Whether or not you expect to attend the Annual Meeting, we urge you to consider the accompanying proxy statement carefully and to SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING MAY BE ASSURED. Submitting a proxy does not affect your right to vote in person in the event you attend the Annual Meeting.

By Order of the Board of Directors

Douglas M. McKay
Chairman of the Board and
Chief Executive Officer

Youngstown, Ohio
March 23, 2007

United Community Financial Corp.
275 West Federal Street
Youngstown, Ohio 44503-1203
(330) 742-0500

PROXY STATEMENT

PROXIES

The Board of Directors of United Community Financial Corp., an Ohio corporation (UCFC or the Company), is soliciting the enclosed proxy for use at the 2007 Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio, on April 26, 2007, at 10:00 a.m., Eastern Time, and at any adjournments thereof (Annual Meeting).

Each properly executed proxy received prior to the Annual Meeting and not revoked will be voted as specified thereon or, in the absence of specific instructions to the contrary, will be voted:

FOR the re-election of Eugenia C. Atkinson, David G. Lodge and Clarence R. Smith, Jr. as directors of UCFC for terms expiring in 2010.

FOR the approval of the UCFC 2007 Long-Term Incentive Plan (2007 Plan).

FOR the ratification of the selection of Crowe Chizek and Company LLC (Crowe Chizek) as the auditors of UCFC for the current fiscal year.

Proxies may be revoked by (a) delivering a written notice expressly revoking the proxy to the Secretary of UCFC at the above address prior to the Annual Meeting, (b) delivering a later dated proxy to UCFC at the above address prior to the Annual Meeting, or (c) attending the Annual Meeting and voting in person. Proxies may be solicited by the directors, officers and other employees of UCFC and The Home Savings and Loan Company of Youngstown, Ohio, a wholly-owned subsidiary of UCFC (Home Savings), in person or by telephone, telecopy, telegraph or mail, only for use at the Annual Meeting. UCFC has retained The Altman Group, a professional proxy solicitation firm, to assist in the solicitation of proxies. UCFC will pay The Altman Group a fee of $6,500, plus reimbursement for out-of-pocket expenses. All solicitation costs will be borne by UCFC.

In some cases, UCFC has multiple shareholders of record at a single address. UCFC sends a single annual report and proxy statement to that address unless it receives instructions to the contrary. However, each shareholder of record will continue to receive a separate proxy card. This practice, known as “householding,” is designed to reduce printing and postage costs. If you wish to receive a separate copy of this year’s annual report or proxy statement, you may request it by writing to UCFC at the above address. If you wish to discontinue householding entirely, you may contact Registrar and Transfer Company by telephone at 1-800-368-5948, by e-mail at info@rtco.com, or by written instructions sent to Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016-3572. If you receive multiple copies of the annual report and proxy statement, you may request householding by contacting Registrar and Transfer as noted above. If your shares are held in street name through a bank, broker or other holder of record, you may request householding by contacting that bank, broker or other holder of record.

This proxy statement is first being mailed to the shareholders of UCFC on or about March 23, 2007.

VOTING RIGHTS

Only shareholders of record as of the close of business on March 9, 2007 (Voting Record Date), are entitled to vote at the Annual Meeting. As of the Voting Record Date, there were 30,895,961 votes entitled to be cast at the Annual Meeting. Each share is entitled to one vote at the Annual Meeting on all matters properly presented at the meeting.

Shares represented by properly executed proxies returned to UCFC prior to the Annual Meeting, will be counted toward the establishment of a quorum for the Annual Meeting even though they are marked “ABSTAIN” or “AGAINST” or to withhold authority on any or all matters or are not marked at all. “Broker non-votes” are shares held of record by brokers or other nominees which are present in person or by proxy at the meeting, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter over which the broker or nominee does not have discretionary authority to vote. Broker non-votes are counted toward the establishment of a quorum. If you do not return a proxy card and your shares are held in “street name,” your broker may be permitted, under the applicable rules of the self regulatory organizations of which it is a member, to vote your shares in its discretion on certain matters that are deemed to be routine.

Those shares represented by properly executed proxies received prior to the Annual Meeting and not revoked, will be voted as directed by the shareholder. All valid proxies received prior to the Annual Meeting that do not specify how shares should be voted will be voted FOR the Board’s nominees, FOR the approval of the 2007 Plan, and FOR the ratification of the selection of Crowe Chizek, unless the proxy represents a broker non-vote.

Directors are elected by a plurality of the votes cast with a quorum present. No shareholder may cumulate votes in the election of directors. The affirmative vote of the holders of a majority of the shares of UCFC represented in person or by proxy at the Annual Meeting is necessary to approve the 2007 Plan and to ratify the selection of Crowe Chizek as the auditors of UCFC for the current fiscal year.

ELECTION OF DIRECTORS

The Board of Directors has nominated the following directors for re-election for terms expiring in 2010:

			Director of
Name	Age	Positions Held	UCFC Since

Eugenia C. Atkinson	64	Director	2005
David G. Lodge	67	Director and President	2005
Clarence R. Smith, Jr.	78	Director	2005

Eugenia C. Atkinson.  Mrs. Atkinson currently serves as the Executive Director of Youngstown Metropolitan Housing Authority, a position she has held since 2000. She became a director of Home Savings in 1999.

David G. Lodge.  Mr. Lodge is the President of UCFC, a position he was appointed to in January 2007. In February 2007, Mr. Lodge was appointed Director of Strategic Planning for Home Savings. Previously, Mr. Lodge served as the President, Chief Operating Officer and a director of Home Savings, positions he held since 2000. Prior to joining Home Savings, Mr. Lodge was the President, Chief Operating Officer and a director of Metropolitan Bank and Trust and its holding company, Metropolitan Financial Corp., located in Highland Hills, Ohio.

Clarence R. Smith, Jr.  Mr. Smith serves as Chairman of S-P Company located in Columbiana, Ohio, a position he has held since 1971. S-P Company is the holding company for Compco Industries and Diamond Steel Construction Company. Mr. Smith has been a director of Home Savings since 1976.

If any nominee is unable to stand for election, any proxies granting authority to vote for such nominee will be voted for such substitute as the Board of Directors recommends.

In accordance with UCFC’s Code of Regulations (Regulations), nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors in a written nomination received by the Secretary of UCFC by the 60th day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. If the annual meeting for the election of directors in any year is not held on or before the 31st day following such anniversary, then the written notice shall be received by the Secretary within a reasonable time prior to the date of the annual meeting. Each written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of UCFC owned either beneficially or of record by each nominee and the length of time the UCFC shares have been so owned. No nominations were received from any shareholders of UCFC for the Annual Meeting.

UCFC’s Board of Directors consists of nine members. The death of Richard Barrett created a vacancy on the Board in the class of directors whose terms expire in 2009. In February 2007, the Board approved the election of Mr. Donald J. Varner to fill that vacancy. Mr. Varner’s appointment was effective March 15, 2007.

UCFC encourages all directors to attend the Annual Meeting. All of UCFC’s directors attended the 2006 annual meeting of shareholders, except Mr. Schiraldi.

INCUMBENT DIRECTORS

The following directors will continue to serve after the Annual Meeting for the terms indicated:

			Director of	Term
Name	Age	Positions Held	UCFC Since	Expiring In

Richard J. Buoncore	50	Director	2007	2008
Richard J. Schiraldi	52	Director	2002	2008
David C. Sweet	67	Director	2004	2008
Thomas J. Cavalier	54	Director	2000	2009
Douglas M. McKay	59	Director, Chairman	1998	2009
		of the Board and CEO
Donald J. Varner	75	Director	2007	2009

Richard J. Buoncore.  Mr. Buoncore is a Certified Public Accountant and a managing partner of MAI Wealth Advisors, LLC, Cleveland, Ohio, a position he has held since December 2006. Previously, Mr. Buoncore was Managing Partner of BC Investment Partners LLC, which merged into MAI Wealth Advisors, a position he had held since 2005. From 1999 until 2005, he was the Chief Executive Officer of Victory Capital Management, Cleveland, Ohio, and served as its President and Chief Operating Officer from 1995 until 1999. Mr. Buoncore was elected by the UCFC Board of Directors in January 2007 to fill the vacancy created by the retirement of Herbert F. Schuler, Sr. Mr. Buoncore also serves as a director of Home Savings.

Richard J. Schiraldi.  Mr. Schiraldi has been a partner at Cohen & Company, Certified Public Accountants, Youngstown, Ohio, since 1990. Mr. Schiraldi served as Director of Tax Operations at Cohen from 1983 until 2003. Mr. Schiraldi also serves as a director of Home Savings.

David C. Sweet.  Dr. Sweet is the President of Youngstown State University, a position he has held since July 2000. Dr. Sweet also serves as a director of Home Savings.

Thomas J. Cavalier.  Mr. Cavalier is the Chairman of the Board, Chief Executive Officer and President of Butler Wick Corp., a subsidiary of UCFC (Butler Wick), positions which he has held since 1985. Mr. Cavalier joined Butler Wick in 1975.

Douglas M. McKay.  Mr. McKay joined Home Savings in 1971. Mr. McKay has been the Chairman of the UCFC Board since 1998. He also served as President of UCFC from 1998 until January 2007 when he became Chief Executive Officer of UCFC. Since 1995, Mr. McKay has served as Chief Executive Officer and Chairman of the Board of Home Savings and, from 1996 until March 2000, also served as President of Home Savings.

Donald J. Varner.  Mr. Varner, an attorney, was Senior Vice President of Home Savings from 1995 until his retirement in 2004. Prior to that time, Mr. Varner served as Home Savings’ Vice President and Corporate Counsel from 1976 to 1995. Mr. Varner has served as a director of Home Savings since 1987. He was appointed to the UCFC Board effective March 15, 2007.

BOARD MEETINGS, COMMITTEES AND COMPENSATION

The Board of Directors has determined that Messrs. Buoncore, Schiraldi, Smith, Sweet, Varner and Ms. Atkinson are each considered “independent” as set forth in (a) section 10A(m)(3) of the Securities Exchange Act of 1934 (15 U.S.C. 78f(m)(3)), (b) Securities and Exchange Commission (SEC) Rule 10A-3(b) (17CFR 240.10A-3(b)), and (c) Rule 4200(a) of the National Association of Securities Dealers, Inc. (NASD). The Board of Directors also determined that, at the time they served during 2006, Messrs. Schuler and Barrett were considered “independent” under the above standards.

The Board of Directors of UCFC met four times for regularly scheduled meetings during 2006. The Board of Directors of UCFC has an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. The Charters of the Audit Committee and the Nominating and Governance Committee are available at www.ucfconline.com. The Compensation Committee does not have a charter.

The Audit Committee of UCFC is responsible for overseeing UCFC’s accounting functions and controls, as well as hiring an accounting firm to audit UCFC’s financial statements. The current members of the Audit Committee are Eugenia C. Atkinson, Richard J. Buoncore, Richard J. Schiraldi and David C. Sweet, all of whom are considered “independent” under the listing standards of Nasdaq. The Board of Directors has determined that Richard J. Schiraldi and Richard J. Buoncore qualify as financial experts. The Audit Committee met four times during 2006.

The role of the Compensation Committee of UCFC is described under “Compensation Discussion and Analysis” below. The current members of the Compensation Committee are Eugenia C. Atkinson, Richard J. Schiraldi and Clarence R. Smith, Jr. The Compensation Committee met four times during 2006.

The Nominating and Governance Committee of UCFC is responsible for receiving and evaluating recommendations for potential Board members from directors and shareholders and recommending to the Board of Directors a slate of director nominees to be elected by shareholders. In selecting nominees, the Nominating and Governance Committee considers the skills and experience desired in a director, such as community involvement, business development expertise and financial expertise. Any nominee for election to the Board of Directors should possess the highest personal values, judgment and integrity and have an understanding of the regulatory and policy environment in which UCFC operates. The Nominating and Governance Committee evaluates nominations properly submitted by shareholders on the same basis that it considers nominations submitted by directors. The current members of the Nominating and Governance Committee, all of whom are independent, are Eugenia C. Atkinson, Richard J. Buoncore, Richard J. Schiraldi, Clarence R. Smith, Jr. and David C. Sweet.

Each director attended at least 75% of the aggregate of the meetings of the Board of Directors and the committees on which he or she serves.

DIRECTOR COMPENSATION

	Fees Earned or
	Paid in Cash	Total
Name	($)	($)

Eugenia C. Atkinson	$20,400	$20,400
Richard M. Barrett	13,500	13,500
Richard J. Schiraldi	21,200	21,200
Herbert F. Schuler	19,600	19,600
Clarence R. Smith, Jr.	18,800	18,800
David C. Sweet	20,400	20,400
Donald J. Varner	16,000	16,000

Mr. Buoncore did not receive any 2006 director compensation because he joined the Board in 2007. All of the compensation reported for Mr. Varner was paid for his service on the Home Savings Board since his appointment to the UCFC Board was not effective until 2007. Further, because they are employees of UCFC and its subsidiaries, Messrs. Cavalier, Lodge, and McKay’s director fees are included in the “All Other Compensation” column of the Summary Compensation Table below.

Each director of UCFC who is also a director of Home Savings receives a $10,000 retainer from Home Savings, and each UCFC director who is not a Home Savings director receives a $10,000 retainer from UCFC. Each director also receives a fee of $400 per UCFC board meeting attended, and each non-employee director receives a fee of $400 per committee meeting attended if he/she is a committee member, or $600 per committee meeting attended if he/she is the committee chairperson.

EXECUTIVE OFFICERS

The following information is supplied for certain executive officers of UCFC and Home Savings who do not serve on UCFC’s Board of Directors:

Name	Age	Position Held

Patrick W. Bevack	60	President and COO of Home Savings
Patrick A. Kelly	48	CFO and Treasurer of UCFC and Home Savings

Patrick W. Bevack.  Mr. Bevack was appointed President and Chief Operating Officer of Home Savings in January 2007. Previously, Mr. Bevack was Executive Vice President and Chief Financial Officer of Home Savings, positions he had held since June 2003. Mr. Bevack joined Home Savings in June 2000 and served as Senior Vice President of Mortgage Lending until June 2003. Prior to joining Home Savings, he was Executive Vice President and Assistant Secretary of Metropolitan Bank and Trust.

Patrick A. Kelly.  Mr. Kelly was appointed Treasurer of Home Savings in April 1992 and Chief Financial Officer of Home Savings in January 2007. Previously, he served as Senior Vice President of Home Savings from November 1995 until January 2007. Mr. Kelly was appointed Treasurer of UCFC in 1998 and Chief Financial Officer of UCFC in June 2003. Mr. Kelly has been employed by Home Savings since 1983 and has been a director of Home Savings since 1996.

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Objectives

The Company’s compensation philosophy is based on the principles that executive compensation should be aligned with shareholder value and determined primarily by overall Company performance. The Compensation Committee has adopted a pay-for-performance approach that ties bonuses for the Named Executive Officers (as defined under “Compensation of Executive Officers” below), except Mr. Cavalier, directly to specific performance targets which are established by the Compensation Committee based on the Company’s business plan and operating budget.

The Company’s executive compensation program for 2006 was designed to achieve the following primary objectives:

•	Drive performance relative to the Company’s financial goals, balancing short-term and intermediate operational objectives with long-term strategic goals;

•	Align executives’ interests with those of shareholders;

•	Attract and retain highly-qualified executives and maintain a stable executive management group; and

•	Place a significant portion of total compensation at risk, contingent on Company performance.

The Company has employment agreements with each of the Named Executive Officers. These agreements are described under the headings “Employment Agreements” and “Termination and Change of Control Payments” below.

Role of the Compensation Committee and Management

The Compensation Committee has the primary responsibility to assist the Board in discharging the Board’s responsibilities relating to the compensation of the Company’s executive officers. The Compensation Committee is responsible for recommending to the Board of Directors for its approval on an annual basis the compensation package for each of the Named Executive Officers.

The Compensation Committee frequently invites Mr. McKay, the Chief Executive Officer, to attend Committee meetings to discuss the performance of the Company and other items affecting the compensation of each of the Named Executive Officers. Mr. McKay makes recommendations to the Committee regarding base salary, incentive compensation and performance targets for bonuses for each of the Named Executive Officers other than himself. The Compensation Committee discusses Mr. McKay’s prior year’s performance and goals with him, but all decisions regarding his compensation are made in executive session, without his presence.

Occasionally, other executives may attend a Committee meeting to provide pertinent financial, tax, accounting, or operational information. Executives in attendance may provide their insights and suggestions, but they do not vote on decisions regarding executive compensation.

Compensation Components

The Company’s executive compensation program included the following components in 2006:

•	Salary — fixed base pay that reflects each executive’s position, individual performance, experience, and expertise;

•	Annual Cash Incentive — pay that varies based on Company and individual performance against annual business objectives; and

•	Other Compensation — perquisites consistent with industry practices in comparable financial institutions, as well as broad-based employee benefits such as medical, dental, disability, and life insurance coverage.

The Company desires to motivate and reward executives to drive superior future performance, so the Company does not currently consider prior stock compensation gains as a factor in determining compensation levels.

Salary.  The Company pays its executives cash salaries intended to be competitive and take into account the individual’s experience, performance, responsibilities, and past and potential contribution to the Company. The Compensation Committee met with Mr. McKay and discussed his recommendations. On January 17, 2006, the Company’s Board approved the compensation for all executive officers for 2006, except Mr. Cavalier, based on recommendations from the Compensation Committee. In establishing base salaries, the Compensation Committee considered Mr. McKay’s recommendations, UCFC’s 2005 performance, peer group compensation data compiled by Watson Wyatt Survey and SNL Securities, and individual performance.

Mr. Cavalier’s compensation is established separately because of the nature of Butler Wick. Mr. Cavalier entered into an employment agreement with Butler Wick on August 12, 1999, the terms of which are discussed under “Employment Agreements” and “Termination and Change of Control Payments” below. Mr. Cavalier’s employment agreement is reviewed annually by the Compensation Committee of Butler Wick, of which Mr. McKay is Chairman. The Compensation Committee has not increased Mr. Cavalier’s base salary as set forth in his employment agreement since 2003.

The Named Executive Officers’ 2006 base salaries are set forth in the “Salary” column of the Summary Compensation Table.

Annual Cash Bonus.  Executive officers other than Mr. Cavalier receive an annual cash bonus that is primarily determined using a formula based on attainment by Home Savings of specified levels of after-tax net income (adding back cash bonus accruals). The Compensation Committee, however, may use other factors such as the following qualitative measures in setting final bonus amounts: credit quality, efficiency ratio, capital adequacy, and interest rate risk. The performance goals for net income and EPS are established each year by the Compensation Committee based upon the recommendation of management and performance of UCFC’s peers. The following four bonus levels were established for 2006:

Bank Performance Goals

Performance Levels	Net Income

Maximum +	≥$25.5M
Maximum	$25.0M to <$25.5M
Target	$24.5M to <$25.0M
Threshold	$20.5M to <$24.5M
<Threshold	<$20.5M

Generally, bonuses are not awarded for performance below the threshold level, although the Compensation Committee retains the discretion to award bonuses based upon the facts and circumstances related to the EPS and net income levels reached by UCFC in any year.

The Compensation Committee also recommends to the Board the bonus opportunity for each of the participating Named Executive Officers (other than Mr. McKay) at each performance level. The incentive opportunities for 2006 were as follows:

	Incentive Opportunity
	as a Percentage of Salary
Executive	Threshold	Target	Max	Max+

Patrick A. Kelly	35%	45%	55%	60%
David G. Lodge	45%	55%	65%	70%
Patrick V. Bevack	40%	50%	60%	65%

The percentage of base salary awarded to Mr. McKay as a bonus is determined in the Compensation Committee’s discretion and is generally established after the completion of the fiscal year at a percentage slightly higher than the other Named Executive Officers.

In January 2007, the Compensation Committee reviewed Home Savings’ performance as well as the qualitative factors discussed above. Home Savings’ net income and EPS fell in the Maximum level. The Compensation Committee also reviewed the peer group analysis prepared by its compensation consultants (discussed below) to analyze whether the bonuses derived from the net income and EPS results put the executive officers’ total compensation in line with the peer group. The Committee met with Mr. McKay and discussed his recommendations for 2006 bonus awards for each of the executive officers, other than himself.

Because, Mr. Lodge was on medical leave for five months during 2006, Mr. Lodge’s bonus was reduced and the bonuses of certain other executive officers, including Mr. Kelly and Mr. Bevack were increased to compensate them for additional responsibilities acquired during Mr. Lodge’s leave. The cash bonuses awarded pursuant to the 2006 performance goals are included in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table, while the additional bonuses awarded to Mr. Kelly and Mr. Bevack as a result of Mr. Lodge’s medical leave are reflected in the “Bonus” column.

Mr. Cavalier received a bonus in an amount recommended by Mr. McKay to the Butler Wick Compensation Committee. The Butler Wick Compensation Committee reviewed and approved Mr. McKay’s recommendation. Mr. Cavalier’s bonus for 2006 is set forth under the “Bonus” column of the Summary Compensation Table.

Other Compensation.  The Named Executive Officers participate in the Company’s broad-based employee benefit plans, such as medical, dental, supplemental disability and term life insurance programs. In 2006, the Board approved certain perquisites for the Named Executive Officers. All of the Named Executive Officers other than Mr. Cavalier had use of a company car and received fees for country club memberships. Mr. Cavalier participates in a non-qualified deferred compensation plan, which is discussed under the “2006 Non-qualified Deferred Compensation Table” below.

Tax and Accounting Considerations

Section 162(m) of the Internal Revenue Code places a limit on the tax deduction for compensation in excess of $1 million paid to the Named Executive Officers in a taxable year. All of the compensation the Company paid in 2006 to the Named Executive Officers is expected to be deductible under Section 162(m). The Committee retains the flexibility, however, to pay non-deductible compensation if it believes doing so is in the best interests of the Company.

Future Compensation

The Company has engaged compensation consultants and advisors from time to time to provide input on both Board and executive compensation issues. Although the Compensation Committee has utilized the annual cash bonus to drive executives to increase UCFC performance, the Committee believed that the Company should consider adopting another equity plan in order to better align executive and shareholder interests. In 2006, UCFC’s Compensation Committee hired Clark Consulting to conduct a compensation review, including a peer group analysis, and to review equity compensation practices in general and within the banking industry. Working with both the Compensation Committee and management, Clark Consulting identified several factors to be used to establish a peer group of financial institutions for UCFC, those factors included size, asset growth of the institution, number of branches, and annual and long-term performance. Utilizing these factors, Clark Consulting developed the following group of sixteen companies as a peer group (Peer Group):

PEER GROUP

Company Name (Ticker)	Company Name (Ticker)

WesBanco, Inc (WSBC)	ESB Financial Corp. (ESBF)
Chemical Financial Corp. (CHFC)	Citizens First Bancorp, Inc. (CTZN)
First Financial Bancorp (FFBC)	MainSource Financial Group, Inc. (MSFG)
Independent Bank Corp. (IBCP)	First Defiance Financial Corp. (FDEF)
Harleysville National Corp. (HNBC)	CFS Bancorp, Inc. (CITZ)
KNBT Bancorp, Inc. (KNBT)	Parkvale Financial Corp. (PVSA)
Community Trust Bancorp, Inc. (CTBI)	First Indiana Corp. (FINB)
Integra Bank Corp. (IBNK)	First Place Financial Corp. (FPFC)

Clark Consulting studied the executive compensation practices of each of the companies in the Peer Group and provided reports to the Compensation Committee regarding the analysis. The Peer Group analysis will enable the Compensation Committee, Board of Directors and management to assess UCFC’s executive compensation practices against banking industry peers when making future compensation decisions. The Compensation Committee intends to utilize a peer group for benchmarking each year and will annually review the Peer Group to identify any necessary changes to its composition. Further, based upon the analysis of Clark Consulting, the Company is seeking approval from the shareholders to implement a new long term incentive plan at the Annual Meeting. The Compensation Committee and the Board believe that adopting the 2007 Plan is essential to continue to award executives for performance in a manner that links shareholder and executive’s interests.

COMPENSATION COMMITTEE REPORT

In performing its oversight role, the Compensation Committee has considered and discussed the Compensation Discussion and Analysis (CD&A) with executive management. On March 1, 2007, the Compensation Committee recommended to the Board of Directors that the CD&A be included in this Proxy Statement for the fiscal year ended December 31, 2006.

Respectfully submitted by the members of the Compensation Committee of the Board of Directors:

Eugenia Atkinson (Chairperson)
Clarence R. Smith, Jr.
Richard J. Schiraldi

COMPENSATION OF EXECUTIVE OFFICERS

The following table presents certain information regarding the compensation earned by Mr. McKay and Mr. Kelly and the three highest compensated executive officers of UCFC and its subsidiaries (Named Executive Officers) who received cash and cash equivalent compensation in excess of $100,000 from UCFC or one of its subsidiaries for services rendered during 2006:

Summary Compensation Table

					Change in
					Pension
					Value and
					Nonqualified
				Non-Equity	Deferred
				Incentive Plan	Compensation	All Other
		Salary	Bonus	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($)	($)	($)(1)	($)	($)		($)

Douglas M. McKay Chairman and CEO, UCFC	2006	$367,157	—	$275,368	—	$68,612		$711,137
David G. Lodge President and COO, UCFC	2006	272,454	—	139,146	—	86,398		497,998
Thomas J. Cavalier Chairman and CEO, Butler Wick	2006	301,313	$181,152	—	$1,447	21,698	(2)	505,610
Patrick W. Bevack President and COO, Home Savings	2006	196,716	29,507	118,030	—	58,299		402,552
Patrick A. Kelly Treasurer and CFO, UCFC and Home Savings	2006	182,496	18,249	100,373	—	58,377	(2)	359,495

(1)	The values represent the annual cash bonus earned in fiscal 2006 and paid in early 2007.

(2)	Does not include amounts attributable to other miscellaneous benefits because the cost to UCFC of providing such benefits was less than $10,000.

The amounts listed in the “All Other Compensation” column include the following:

		Value of
	401(k)	ESOP	Profit	Company	Club		Spousal	Director
Name	Match	Allocation	Sharing	Car	Dues	Parking	Travel	Fees	Total

Douglas M. McKay	$6,600	$36,977	—	$1,922	$7,054	$420	$839	$14,800	$68,612
David G. Lodge	6,600	36,977	—	2,626	25,605	420	970	13,200	86,398
Thomas J. Cavalier	3,300	—	$6,798	—	—	—	—	11,600	21,698
Patrick W. Bevack	6,600	36,977	—	1,160	12,886	506	170	—	58,299
Patrick A. Kelly	6,600	36,977	—	—	—	—	—	14,800	58,377

Employment Agreements

Home Savings has employment agreements with each of Mr. McKay, Mr. Lodge, Mr. Bevack and Mr. Kelly, and Butler Wick has an employment agreement with Mr. Cavalier (collectively, Employment Agreements). Each of the Employment Agreements has a term ending on December 31, 2009 and is terminable by Home Savings or Butler Wick, as applicable, at any time. Each of the executives’ rights upon termination is discussed under “Termination and Change of Control Payments” below.

2006 Grants of Plan-Based Awards

		Estimated Possible Payouts
		Under Non-Equity Incentive Plan Awards(1)
	Grant	Threshold	Target	Maximum +
Name	Date	($)	($)	($)

David G. Lodge	1/17/2007	$113,847	$139,146	$177,095
Patrick W. Bevack	1/17/2007	78,686	98,358	127,865
Patrick A. Kelly	1/17/2007	63,874	82,123	109,498

(1)	The amounts represent the 2006 potential awards under the annual cash bonus plan.

Outstanding Equity Awards at December 31, 2006

	Option Awards
	Number of
	Securities
	Underlying
	Unexercised
	Options	Option Exercise
	(#)	Price	Option Expiration
Name	Exercisable	($)	Date

Douglas M. McKay	14,347	$6.97	3/23/2010
	15,024	6.656	3/22/2011
	136,752	7.40	3/20/2012
	136,752	8.97	3/19/2013
	136,752	12.73	3/17/2014
David G. Lodge	66,583	7.40	3/20/2012
	80,096	8.97	3/19/2013
	80,096	12.73	3/17/2014
Thomas J. Cavalier	5,960	6.97	3/23/2010
	6,043	6.656	3/22/2011
	5,316	7.40	3/20/2012
	6,315	8.97	3/19/2013
	6,553	12.73	3/17/2014
Patrick W. Bevack	32,416	7.40	3/20/2012
	52,444	8.97	3/19/2013
	52,444	12.73	3/17/2014
Patrick A. Kelly	33,626	6.97	3/23/2010
	20,336	6.656	3/22/2011
	57,777	7.40	3/20/2012
	57,777	8.97	3/19/2013
	57,777	12.73	3/17/2014

All of the options were granted under the UCFC 1999 Long-Term Incentive Plan (1999 Plan) and were 100% vested on the date of grant. None of the Named Executive Officers exercised options during 2006.

2006 Non-qualified Deferred Compensation Table

	Executive	Aggregate	Aggregate
	Contributions in	Earnings in Last	Balance at Last
Name	Last Fiscal Year	Fiscal Year	Fiscal Year End

Thomas J. Cavalier	$15,169	$1,447	$16,616

Mr. Cavalier is a participant in the Butler Wick Deferred Compensation Plan under which he may elect to defer annually until his retirement up to 80% of his salary and commissions, and 100% of his bonus. The plan provides a variety of mutual funds into which deferrals may be invested at Mr. Cavalier’s election, including a money market fund, an intermediate bond fund and various equity funds. The earnings that accrued in 2006 on Mr. Cavalier’s plan account balance are provided above. Butler Wick does not make any contributions to Mr. Cavalier’s deferred account and he has not received a withdrawal or distribution from his account.

Termination and Change in Control Payments

The discussion and table below reflect the amount of compensation that would be paid to each of the Named Executive Officers in the specified event of termination of such executive’s employment. The amounts shown are estimates and assume a termination date of December 31, 2006. Amounts do not include compensation and benefits available generally to all of UCFC’s salaried employees on a non-discriminatory basis.

	Change of			Other
	Control	Death	Disability	Termination
	($)	($)	($)	($)

Douglas M. McKay
Base Amount	$1,101,470	$84,729	$141,214	$1,101,471
Bonus	—	—	—	275,368
Health Insurance	29,750	—	19,833	—
Life Insurance	76,845	—	51,230	—
Disability Insurance	26,043	—	17,362	—
Non-Compete	225,943	—	—	—

Total	$1,460,050	$84,729	$229,639	$1,376,839
David G. Lodge
Base Amount	$758,978	$58,383	$97,305	$758,979
Bonus	—	—	—	139,146
Health Insurance	21,869	—	14,579	—
Life Insurance	3,188	—	2,125	—
Disability Insurance	3,248	—	2,166	—
Non-Compete	155,688	—	—	—

Total	$942,971	$58,383	$116,175	$898,125
Thomas J. Cavalier
Base Amount	$630,890	—	—	$633,000
Bonus	—	—	—	181,152
Health Insurance	59	—	—	59
Life Insurance	4,680	—	—	4,680
Commission	—	—	—	90,314

Total	$635,629	—	—	$909,205
Patrick W. Bevack
Base Amount	$590,147	$45,396	$75,660	$590,148
Bonus	—	—	—	147,537
Health Insurance	21,869	—	14,579	—
Life Insurance	2,482	—	1,655	—
Disability Insurance	2,526	—	1,684	—
Non-Compete	121,056	—	—	—

Total	$738,080	$45,396	$93,578	$737,685

	Change of			Other
	Control	Death	Disability	Termination
	($)	($)	($)	($)

Patrick A. Kelly
Base Amount	$547,487	$42,114	$70,191	$547,488
Bonus	—	—	—	118,622
Health Insurance	29,750	—	19,833	—
Life Insurance	6,303	—	4,202	—
Disability Insurance	6,471	—	4,314	—
Non-Compete	112,305	—	—	—

Total	$702,316	$42,114	$98,540	$666,110

Termination upon Change of Control.  Each of the Employment Agreements provides that the executive is entitled to certain benefits if his employment is terminated within one year before or after a Change of Control: (i) by his employer, or (ii) by the executive because his employment is materially adversely changed (including, for example, a material reduction in responsibilities, change of title, a requirement that the executive perform his functions more than 35 miles from his primary office location, or a non-company wide reduction in benefits). Any benefits to be received by the executives will be reduced to the maximum amount payable under Section 280G without penalty.

Under these circumstances, each of Messrs. McKay, Lodge, Bevack and Kelly are entitled to an amount equal to three times his “base amount” (as defined in Section 280G of the Internal Revenue Code) less $1.00, and continued coverage at Home Savings’ expense under all health and welfare benefit plans until the earlier of the expiration of the term of the Employment Agreement or the date on which he is included in another employer’s benefit plans as a full-time employee.

Upon a termination in connection with a Change of Control, Mr. Cavalier is entitled to 2.99 times his “base amount” (as defined in Section 280G) and continued coverage at Butler Wick’s expense under all health, life and disability plans of Butler Wick until the earlier of the expiration of the term of the Employment Agreement or the date on which he is included in another employer’s benefit plans as a full-time employee.

In addition, if Messrs. McKay, Lodge, Bevack or Kelly’s employment is terminated pursuant to a Change of Control, he is subject to a non-compete that prohibits him from engaging in the financial institutions business for a period of eight months in Mahoning, Trumbull or Columbiana Counties, Ohio, or any other geographic area in which Home Savings or UCFC is doing business. In exchange for this non-compete, he is entitled to receive an additional eight months of his base salary.

Under each of the Employment Agreement of Messrs. McKay, Lodge, Bevack and Kelly, “Change of Control” is defined as:

•	the acquisition of the power to vote more than 20% of the shares of Home Savings or UCFC;

•	the acquisition of the ability to control the election of a majority of the directors of Home Savings or UCFC;

•	such time when, during any period of three or less consecutive years, individuals who at the beginning of that period constituted the Board of Directors of Home Savings or UCFC cease to constitute at least a majority of the Board; provided that any person whose election as a director was approved by a vote of at least 2/3 of the directors then in office will be considered to have continued to be a director of Home Savings or UCFC;

•	the acquisition by any person or entity of control of Home Savings as defined in 12 C.F.R § 303.81(c); or

•	an event that would be required to be reported under Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A.

Under Mr. Cavalier’s Employment Agreement, “Change of Control” is defined as:

•	the acquisition of the power to vote more than 25% of the shares of Butler Wick or UCFC;

•	the acquisition of the ability to control the election of a majority of the directors of Butler Wick or UCFC; or

•	an event that would be required to be reported under Item 5.01 of Form 8-K or Item 6(e) of Schedule 14A.

Termination upon Death.  Upon Messrs. McKay, Lodge, Bevack or Kelly’s death, his estate is entitled to receive a continuation of his base salary for 90 days. Upon Mr. Cavalier’s death, his estate is entitled to receive the compensation due to him through the last day of the calendar month in which he died.

Termination upon Disability.  If Messrs. McKay, Lodge, Bevack or Kelly is unable to perform his duties due to illness or incapacity for a period of up to 150 consecutive days, Home Savings can terminate the Employment Agreement. After the Employment Agreement is terminated, if the executive is eligible for long term disability benefits under Home Savings’ disability plan, then he will be entitled to continued coverage under health and life insurance plans for a period of two years. Mr. Cavalier’s employment agreement does not provide for benefits upon termination due to disability.

Termination for Cause.  None of the executives are entitled to receive any benefits following termination for Cause. “Cause” is defined in the Employment Agreements as personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure or refusal to perform the duties and responsibilities, willful violation of any final cease-and-desist order, law, rule or regulation (other than traffic violations or other minor offenses), or material breach of the Employment Agreement.

Other Termination.  If the executive is terminated before the expiration of his Employment Agreement for any reason other than death, disability, Cause, or Change of Control, then he is entitled to receive the total compensation in effect at the time of termination until the expiration of the term of the Employment Agreement and continued coverage under all health and welfare benefit plans until the earlier of the expiration of the term or the date on which he is included in another employer’s benefit plans as a full-time employee. Messrs. McKay, Lodge, Bevack and Kelly are also entitled to receive a cash bonus equal to the cash bonus, if any, he received in the 12 month period prior to termination

In the event Mr. Cavalier terminates his employment without Butler Wick’s consent (other than in connection with a Change of Control), he shall be subject to a non-compete for the unexpired term of his Employment Agreement. The non-compete prohibits him from engaging in any manner in any business that competes with Butler Wick or UCFC within Mahoning, Trumbull, Columbiana, Portage, Cuyahoga, Medina or Stark Counties, Ohio; or Mercer or Venango Counties, Pennsylvania.

Compensation Committee Interlocks and Insider Participation

At various times during 2006, Ms. Atkinson and Messrs. Barrett, Schiraldi, Schuler, Smith and Dr. Sweet served on the UCFC Compensation Committee. None of these individuals is a current or former executive officer or employee of UCFC, Home Savings or Butler Wick or had a reportable business relationship with UCFC, Home Savings or Butler Wick.

Related Person Transactions

Home Savings makes loans to executive officers and directors of UCFC and its subsidiaries in the ordinary course of business and on the same terms and conditions, including interest rates and collateral, as those of comparable loans to other persons. All outstanding loans to executive officers and directors were made pursuant to such policy, do not involve more than the normal risk of collectibility or present other unfavorable features and are current in their payments.

UCFC does not have any related person transactions as defined in Regulation S-K Item 404(a) and currently does not permit any such transactions. This policy is not evidenced in writing, but has been clearly communicated to the Board.

OWNERSHIP OF UCFC SHARES

The following table sets forth information about the only persons known to UCFC to own beneficially more than 5% of the outstanding UCFC common shares as of the Voting Record Date:

	Amount and Nature of	Percent of
Name and Address	Beneficial Ownership	Shares Outstanding

United Community Financial Corp.	3,876,172 (1)	12.6%
Employee Stock Ownership Plan 2321 Kochs Lane Quincy, IL 62301
Dimensional Fund Advisors, Inc.	2,613,766 (2)	8.5%
1299 Ocean Avenue 11th Floor Santa Monica, CA 90401

(1)	First Bankers Trust Services, Inc., as the Trustee for the United Community Financial Corp. Employee Stock Ownership Plan (the ESOP), has sole investment power over the ESOP shares. The Trustee may be deemed to have voting power over the 1,826,555 unallocated shares, although the ESOP provides that unallocated shares shall be voted by the Trustee in the same proportion as participants direct the voting of allocated ESOP shares.

(2)	Based on Schedule 13G, dated February 1, 2007, in which Dimensional Fund Advisors, Inc. reports sole voting power and sole dispositive power over all of the shares reported.

The following table sets forth information regarding the number of UCFC common shares beneficially owned by each director and Named Executive Officer as of the Voting Record Date:

	Amount and Nature of
	Beneficial Ownership
	Sole Voting or		Shared Voting or	Percent of
Name and Address(1)	Investment Power		Investment Power	Shares Outstanding

Eugenia C. Atkinson	20,552		0	*
Patrick W. Bevack	178,931	(2)	0	*
Richard J. Buoncore	0		0	*
Thomas J. Cavalier	75,887	(2)	0	*
Patrick A. Kelly	449,144	(2)	22,529	1.5%
David G. Lodge	301,406	(2)	1,350	*
Douglas M. McKay	552,502	(2)	0	1.7
Richard J. Schiraldi	7,437		0	*
Clarence R. Smith	33,686	(2)	7,036	*
David C. Sweet	816		0	*
Donald J. Varner	145,269		32,838
All directors and executive officers as a group (11 persons)	1,765,630	(2)	63,753	5.7

*	Less than one percent of the total outstanding.

(1)	Each of the persons listed in this table may be contacted at the address of UCFC.

(2)	Includes the following number of shares that may be acquired upon the exercise of options awarded under the United Community Financial Corp. 1999 Plan: Mr. Bevack — 137,304; Mr. Cavalier — 30,187; Mr. Kelly — 227,293; Mr. Lodge — 226,775; Mr. McKay — 439,627; and directors and executive officers as a group — 1,061,186. Also, includes the following number of shares that are pledged as security for a loan from a lender not affiliated with UCFC: Mr. Kelly — 10,000; and Mr. Smith — 9,257.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires UCFC’s executive officers and directors, and persons who own more than ten percent of UCFC’s common shares, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission and to provide UCFC with a copy of such form. Based on UCFC’s review of the copies of such forms it has received, UCFC believes that its executive officers and directors complied with all filing requirements applicable to them with respect to transactions during the fiscal year ended December 31, 2006, except Mr. Barrett’s estate filed a late Form 4 reporting one transaction.

AUDIT COMMITTEE REPORT

The Audit Committee is responsible for overseeing UCFC’s accounting functions and controls, as well as hiring an accounting firm to audit UCFC’s financial statements. The Audit Committee has adopted a charter to set forth its responsibilities (the Charter).

As required by the Charter, the Audit Committee received and reviewed the report of Crowe Chizek regarding the results of their audit, as well as the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Standard No. 1. The Audit Committee reviewed the audited financial statements with the management of UCFC. A representative of Crowe Chizek also discussed with the Audit Committee the independence of Crowe Chizek from UCFC, as well as the matters required to be discussed by Statement of Auditing Standards 61, as may be amended from time to time. Discussions between the Audit Committee and the representative of Crowe Chizek included the following:

•	Crowe Chizek’s responsibilities in accordance with generally accepted auditing standards

•	The initial selection of, and whether there were any changes in, significant accounting policies or their application

•	Management’s judgments and accounting estimates

•	Whether there were any significant audit adjustments

•	Whether there were any disagreements with management

•	Whether there was any consultation with other accountants

•	Whether there were any major issues discussed with management prior to Crowe Chizek’s retention

•	Whether Crowe Chizek encountered any difficulties in performing the audit

•	Crowe Chizek’s judgments about the quality of UCFC’s accounting principles

•	Crowe Chizek’s responsibilities for information prepared by management that is included in documents containing audited financial statements

Based on its review of the financial statements and its discussions with management and the representative of Crowe Chizek, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2006.

Richard J. Schiraldi	Eugenia C. Atkinson	Richard J. Buoncore	David C. Sweet Chair

PROPOSAL TO ADOPT THE UNITED COMMUNITY FINANCIAL CORP.
2007 LONG-TERM INCENTIVE PLAN

General

In 1999, UCFC shareholders adopted the 1999 Plan and UCFC utilized these awards to create a link between executive and shareholder interests. However, the last of the shares reserved for issuance of awards under the 1999 Plan were awarded in 2004. Since that time, the Compensation Committee has utilized the annual cash bonus to drive executives to increase UCFC performance. However, the Board of Directors believed that the adoption of another equity plan would assist the Compensation Committee to better align executive and shareholder interests because it aligns executive and shareholder interests by providing directors and employees with a proprietary interest in pursuing the long-term growth and financial success of the Company.

In 2006, UCFC’s Compensation Committee hired Clark Consulting to, among other things, review equity compensation practices in general and within the banking industry. Based upon the analysis of Clark Consulting, UCFC is seeking approval from the shareholders to implement the 2007 Plan.

The maximum number of UCFC shares that may be issued pursuant to awards of restricted shares, stock options, performance awards, stock appreciation rights (SARs), or other forms of stock-based incentive awards will be 2,000,000. Any shares issued under the 2007 Plan will be authorized but unissued shares or issued shares that have been reacquired by UCFC.

The Board of Directors of UCFC recommends that the shareholders vote FOR the 2007 Plan.

Purpose, Administration and Eligibility

The purpose of the 2007 Plan is to promote and advance the interests of UCFC and its shareholders by enabling UCFC to attract, retain and reward managerial and other key employees and directors and directors emeritus of UCFC and its subsidiaries by facilitating their purchase of an ownership interest in UCFC. Approximately 800 employees of UCFC and its subsidiaries and all nine directors of UCFC may be eligible to participate in the 2007 Plan.

The 2007 Plan will be administered by the Compensation Committee. Awards will be granted under the 2007 Plan on the basis of an individual participant’s position, duties and responsibilities, the value of the individual’s services to UCFC and its subsidiaries and any other factor the Compensation Committee deems relevant.

If approved, the 2007 Plan will terminate on April 26, 2017. Without further approval of the shareholders, the Board of Directors may terminate the 2007 Plan prior to that date or may amend it from time to time as the Board of Directors may deem advisable, except that the Board of Directors may not, without the approval of the shareholders, make any amendment which would (a) increase the aggregate number of common shares that may be issued under the 2007 Plan (except for adjustments to reflect certain changes in the capitalization of UCFC), (b) materially modify the requirements as to eligibility for participation in the 2007 Plan, or (c) materially increase the benefits accruing to participants under the 2007 Plan. However, the Board of Directors may amend the 2007 Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

Effect on Existing Shareholders

As of the Voting Record Date, there were 30,895,961 shares of UCFC common stock outstanding. As shares are issued under the 2007 Plan, the voting power of the directors and officers of UCFC over the outcome of the vote on any matters submitted to UCFC’s shareholders, including changes of control, will increase.

Restricted Stock

Restricted stock may be issued to participants as determined by the Compensation Committee. Restricted stock consists of UCFC shares that are issued to a participant but which are subject to restrictions on transfer and the risk of forfeiture if certain specified conditions are not met. Restricted stock may not be sold or otherwise transferred until the end of the restriction period established by the Committee. The restrictions may include time-based or performance-based restrictions. Restricted stock will vest, and the associated restrictions on transfer will lapse, if at the end of the restriction period, pre-determined time-based or performance-based conditions have been met.

Restricted stock will be forfeited (or if restricted stock was issued for a cash payment, will be resold to UCFC for the amount originally paid), if all conditions have not been met at the end of the restriction period. Restricted stock that has been forfeited will again become available under the 2007 Plan for future awards.

Stock Options

Options granted to the officers and employees under the 2007 Plan may be “incentive stock options” (ISOs) within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (Code), or may be options that do not qualify under Section 422 of the Code (Non-qualified Stock Options). Options granted under the 2007 Plan to directors or director emeritus who are not employees of UCFC or Home Savings will be Non-qualified Stock Options. No individual may be granted options to purchase more than 25% of the shares that may be issued pursuant to the 2007 Plan.

The exercise price of each option granted under the 2007 Plan will be determined by the Compensation Committee at the time the option is granted; provided, however, that the exercise price of an option may not be less than 100% of the fair market value of the shares on the date of the grant. In addition, the exercise price of an ISO may not be less than 110% of the fair market value of the shares on the date of the grant if the recipient owns more than 10% of the outstanding common shares of UCFC. The Compensation Committee will fix the term of each option, except that an ISO will not be exercisable after the expiration of ten years from the date it is granted; provided, however, that if a recipient of an ISO owns a number of shares representing more than 10% of UCFC shares outstanding at the time the ISO is granted, the term of the ISO will not exceed five years. If the fair market value of shares awarded pursuant to ISOs that are exercisable for the first time during any calendar year by a participant under the 2007 Plan exceeds $100,000, the ISOs will be Non-qualified Stock Options to the extent of such excess.

UCFC will receive no monetary consideration for the granting of options under the 2007 Plan. Upon the exercise of options, UCFC will receive payment of cash or, if acceptable to the Compensation Committee, common shares of UCFC or the surrender of outstanding stock options. The market value of the common shares underlying the options reserved for the 2007 Plan is approximately $21.5 million, based upon the 2,000,000 shares reserved, multiplied by the $10.74 per share closing price of shares of UCFC on the Voting Record Date, as quoted on the Nasdaq Global Market.

Performance Awards

The Compensation Committee may grant an award of options, cash, shares, restricted shares or other securities to be paid to an individual upon the achievement of certain performance goals. Subject to the terms of the 2007 Plan and any applicable award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any performance award granted and the amount of any payment or transfer to be made pursuant to any performance award shall be determined by the Committee.

Performance awards may be based upon performance criteria that satisfy Section 162(m) of the Code. Section 162(m) that limit the tax deduction for compensation expense in excess of $1 million paid to each of certain executive officers. However, performance-based compensation can be excluded from the limit so long as it meets certain requirements. To the extent that awards are intended to qualify as “performance-based compensation” under Section 162(m), the performance criteria will be based on certain factors, for example:

•	Cash flow;

•	Earnings (including gross margin, earnings before interest and taxes and earnings before taxes and net earnings);

•	Earnings per share;

•	Growth in earnings or earnings per share;

•	Stock price;

•	Return on equity or average shareholders’ equity;

•	Return on shareholder equity, assets or investment; or

•	Revenue, income, net income, operating income or net operating income.

Stock Appreciation Rights

The Compensation Committee may include SARs as a component of an option or independent of an option. The exercise price of an SAR must be equal to or greater than the fair market value of UCFC’s shares on the date of grant. A participant exercising an SAR receives an amount, payable in cash, shares or a combination of cash and shares as determined by the Committee, equal to the difference between the fair market value of a share on the exercise date and the exercise price, multiplied by the number of shares with respect to which the SAR is exercised.

Effects of Termination, Death, Disability, Retirement and Change of Control

An award recipient cannot transfer or assign an award other than by will or in accordance with the laws of descent and distribution. Termination of an award recipient’s employment for cause, as defined in the 2007 Plan, will result in the termination of any outstanding unexercised options or unvested award. Any unexercised options or unvested awards will terminate within the sooner of its expiration or three months of resignation, removal or retirement of a director or director emeritus of UCFC or its subsidiaries, or upon the termination of employment (other than for cause) of an officer or employee of UCFC or its subsidiaries. However, in the case of death, disability or retirement of the recipient, or a change of control of UCFC or Home Savings, as defined in the 2007 Plan, an award will become fully and immediately vested and exercisable; provided, however, that an option shall not be exercisable after its expiration date or more than 12 months from the date of the recipient’s death disability or retirement, whichever comes first.

U.S. Federal Tax Consequences

The following is a brief summary of the general U.S. federal income and employment tax consequences relating to the 2007 Plan. This summary is based on U.S. federal tax laws and regulations in effect on the date of this proxy statement and does not purport to be a complete description of U.S. federal income or employment tax laws. Participants in the 2007 Plan also may be subject to certain U.S. state and local taxes and non-U.S. taxes that are not described below.

Restricted Shares.  Generally, a participant who has been granted restricted shares will not recognize ordinary income at the time of grant, and UCFC will not be entitled to a deduction at that time, if the shares are not transferable and the restrictions on the shares create a “substantial risk of forfeiture” for federal income tax purposes. Generally, upon the vesting of restricted shares, the participant will recognize ordinary income in an amount equal to the then fair market value of the shares, less any consideration paid for the shares, and UCFC will be entitled to a corresponding deduction. Any gains or losses recognized by the participant upon disposition of the shares will be treated as capital gains or losses.

A participant may elect pursuant to Section 83(b) of the Code to have income recognized at the date of grant of a restricted share award equal to the fair market value of the shares on the date of grant and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, UCFC will be entitled to a corresponding deduction in the year of grant.

ISOs.  ISOs are intended to qualify for special treatment available under Section 422 of the Code. Upon the grant of an ISO, an optionee will not recognize ordinary income. An optionee also will not recognize ordinary income upon the exercise of an ISO if the optionee was, without a break in service, an employee of UCFC or its subsidiaries during the period beginning on the date the ISO is granted and ending on the date three months prior to the exercise of the ISO (or one year prior to the exercise if the optionee’s employment is terminated due to disability).

Generally, upon the disposition of shares acquired from the exercise of ISOs, any amount recognized in excess of the exercise price will be taxed to the optionee as a capital gain. The optionee generally will recognize a capital loss if the amount recognized is less than the exercise price.

However, if the optionee disposes of the shares within two years of the date of grant or within one year from the date of the issuance of the shares to the optionee (Disqualifying Disposition), then the optionee will recognize ordinary income at the time of disposition. In general, the amount recognized will equal the lesser of (1) the excess of the fair market value of the shares on the date of exercise over the exercise price or (2) the excess, if any, of the amount recognized upon disposition of the shares over the exercise price. In the case of a Disqualifying Disposition, UCFC generally will be entitled to a corresponding deduction. Any amount recognized in excess of the fair market value of the shares on the date of exercise will be treated as a short-term or long-term capital gain, depending upon the period of time the shares have been held. If the amount recognized is less than the exercise price, the optionee generally will recognize a capital loss equal to the excess of the exercise price over the amount recognized upon the disposition of the shares. Such loss will be treated as a short-term or long-term capital loss depending upon the period of time the shares have been held. Ordinary income from a Disqualifying Disposition will not be subject to tax withholding, nor will it be considered wages for payroll tax purposes.

UCFC will not be entitled to a tax deduction upon either the exercise of an ISO or the disposition of shares acquired pursuant to such exercise, except to the extent that the optionee recognizes ordinary income in a Disqualifying Disposition that satisfies the limitations of Section 162(m) of the Code. Section 162(m) provides that a publicly held corporation may not deduct “applicable employee remuneration” to the extent that such remuneration paid to a “covered employee” for a taxable year exceeds $1.0 million.

If the holder of an ISO pays the exercise price, in whole or in part, with previously acquired shares, the exchange should not affect the ISO tax treatment of the exercise. Upon such exchange, and except for Disqualifying Dispositions, no gain or loss is recognized by the optionee. In general, shares received by the optionee that are equal in number to the previously acquired common shares used for the exchange will have the same basis and holding period for capital gain purposes as the previously acquired shares. (The optionee, however, will not be able to utilize the prior holding period for the purpose of satisfying the ISO statutory holding period requirements for avoidance of a Disqualifying Disposition.) Shares received by the optionee in excess of the number of shares previously acquired will have a basis of zero and a holding period that commences as of the date the shares are transferred to the optionee upon exercise of the ISO. If the exercise of an ISO is effected using shares previously acquired through the exercise of an ISO, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

The rules that generally apply to ISOs do not apply when calculating any alternative minimum tax liability. The rules affecting the application of the alternative minimum tax are complex, and their effect depends on individual circumstances, including whether an optionee has items of adjustment other than those derived from ISOs.

Non-qualified Stock Options.  An optionee generally will not recognize ordinary income when a non-qualified stock option is granted. When a non-qualified stock option is exercised, an optionee will recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares that the optionee purchased on the date of exercise over the aggregate exercise price paid.

Shares acquired upon the exercise of a non-qualified stock option generally will have a tax basis equal to their fair market value on the exercise date or other relevant date on which ordinary income is recognized, and the holding period for the shares generally will begin on the date of exercise or such other relevant date. Upon subsequent disposition of the shares, the optionee will recognize long-term capital gain or loss if the optionee has held the shares for more than one year prior to disposition or short-term capital gain or loss if the optionee has held the shares for one year or less prior to disposition.

The amount of ordinary income recognized by an optionee will be deductible by UCFC in the year that the optionee recognizes the income if UCFC complies with any applicable withholding requirement and the limitations of Section 162(m) of the Code discussed above.

If an optionee with a non-qualified stock option pays the exercise price, in whole or in part, with previously acquired shares, the optionee will recognize ordinary income in the amount by which the fair market value of the shares received exceeds the exercise price. The optionee will not recognize gain or loss upon delivering such previously acquired shares to UCFC. In general, shares received by an optionee equal in number to the previously acquired shares exchanged therefor will have the same basis and holding period as such previously acquired shares. Shares received by an optionee in excess of the number of such previously acquired shares will have a basis equal to the fair market value of such additional shares as of the date ordinary income is recognized. The holding period for such additional shares will commence as of the date of exercise or such other relevant date.

Performance Awards and Other Stock-Based Incentive Awards.  In general, a participant will not recognize ordinary income when performance awards or other stock-based incentive awards are granted, and UCFC will not receive a deduction at that time. However, if the participant satisfies the conditions imposed on the award, the participant will recognize ordinary income in an amount equal to the cash and/or the fair market value of the shares he or she receives when the award is settled, and UCFC will be entitled to a corresponding deduction.

Stock Appreciation Rights.  A participant will not recognize ordinary income when a SAR is granted, and UCFC will not receive a deduction at that time. When a SAR is exercised, a participant will recognize ordinary income equal to the cash or the fair market value of shares the participant receives, and UCFC will be entitled to a corresponding deduction.

Section 409A of the Code.  Section 409A of the Code, which became effective January 1, 2005, imposes certain restrictions on amounts deferred under non-qualified deferred compensation plans and a 20% excise tax on amounts that are subject to, but do not comply with, Section 409A of the Code. Section 409A of the Code includes a broad definition of non-qualified deferred compensation plans, which may extend to various types of awards granted under the 2007 Plan. The Internal Revenue Service (“IRS”) has not yet finalized regulations describing the effect of Section 409A of the Code on the types of awards that may be issued under the 2007 Plan. The Compensation Committee intends to administer the 2007 Plan and any award agreements to avoid or minimize any excise tax on awards and, if necessary, the UCFC Board of Directors will amend the 2007 Plan and any associated award agreements to comply with Section 409A on or before December 31, 2007 (or a later date specified by the IRS).

Other Taxes.  Generally, a participant may be subject to employment taxes, including Social Security and Medicare taxes, upon the exercise, vesting or settlement of the participant’s awards (other than ISOs) under the 2007 Plan.

Section 162(m) of the Code.  Options granted under the 2007 Plan may qualify as “performance-based compensation” under Section 162(m) of the Code to preserve certain federal income tax deductions by UCFC related to “covered employees” (within the meaning of Section 162(m)). To qualify, awards must be granted under the 2007 Plan by a committee consisting solely of two or more “outside directors” (as defined under applicable tax regulations) and satisfy the 2007 Plan’s limit on the total number of shares that may be issued to a participant pursuant to Options granted under the 2007 Plan. The Compensation Committee meets the composition requirements of Section 162(m).

Previously Approved Equity Plan Information

The 1999 Plan and the UCFC Recognition and Retention Plan and Trust Agreement (“RRP”) were approved by UCFC’s shareholders at the 1999 Special Meeting of Shareholders. The following table shows, as of December 31, 2006, the number of common shares issuable upon the exercise of outstanding stock options, the weighted average exercise price of those stock options, and the number of common shares remaining for future issuance under the RRP.

Equity Compensation Plan Information

	Number of Securities		Number of Securities
	to be Issued Upon	Weighted-Average	Remaining Available
	Exercise of	Exercise Price of	for Future Issuance
Plan Category	Outstanding Options	Outstanding Options	Under the RRP

Equity compensation plans approved by shareholders	2,068,558	$9.63	37,156

SELECTION OF AUDITORS

The Audit Committee of the Board of Directors has selected Crowe Chizek as the independent auditors for the 2007 fiscal year. The Board is requesting that the shareholders ratify this selection. If the shareholders do not ratify the selection of Crowe Chizek, the selection of independent auditors may be reconsidered by the Audit Committee.

Management expects that a representative from Crowe Chizek will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions from shareholders.

AUDIT FEES

The aggregate fees billed by Crowe Chizek to UCFC for the years ended December 31, 2006 and 2005 are as follows:

	2006		2005

Audit Fees	$321,790		$331,925
Audit-Related Fees	32,400	(1)	20,475	(1)
Tax Fees	62,500	(2)	48,500	(2)
All Other Fees	4,254	(3)	6,440	(3)

(1)	Includes fees for services related to attestation on internal controls, the audit of the 401(k) and ESOP and an evaluation of management’s assertions relative to U.S. Department of Education reporting requirements for the student loan portfolio.

(2)	Includes fees for services related to the preparation of various federal, state and local income tax returns and various consulting services.

(3)	Includes fees for software licensing and maintenance agreements relating to management’s review and reporting on internal controls for compliance with Section 404 of the Sarbanes-Oxley Act.

PROPOSALS OF SHAREHOLDERS, COMMUNICATIONS WITH THE BOARD OF DIRECTORS AND OTHER MATTERS

Any proposals of qualified shareholders intended to be included in the proxy statement for the 2008 Annual Meeting of Shareholders of UCFC should be sent to UCFC by certified mail and must be received by UCFC not later than November 24, 2007. In addition, if a shareholder intends to present a proposal at the 2008 Annual Meeting without including the proposal in the proxy materials related to that meeting, and if the proposal is not received by February 7, 2008, then the proxies designated by the Board of Directors of UCFC for the 2008 Annual Meeting of Shareholders of UCFC may vote in their discretion on any such proposal any shares for which they have been appointed proxies without mention of such matter in the proxy statement or on the proxy card for such meeting.

Shareholders may send written communications to the Board of Directors or any of the directors c/o Secretary, United Community Financial Corp., 275 West Federal Street, Youngstown, Ohio 44503-1203. All communications will be compiled by the Secretary of UCFC and submitted to the Board of Directors or the individual directors.

Management knows of no other business which may be brought before the Annual Meeting. It is the intention of the persons named in the enclosed Proxy to vote the Proxy in accordance with their best judgment on any other matters which may be brought before the Annual Meeting.

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, WE URGE YOU TO COMPLETE, SIGN AND RETURN THE PROXY IN THE ENCLOSED SELF-ADDRESSED ENVELOPE.

By Order of the Board of Directors

Douglas M. McKay
Chairman of the Board and
Chief Executive Officer

Youngstown, Ohio
March 23, 2007

EXHIBIT A

United Community Financial Corp.

2007 LONG-TERM INCENTIVE PLAN

United Community Financial Corp.

2007 LONG-TERM INCENTIVE PLAN

INDEX

Section	Description

1	Purpose of the Plan
2	Definitions
3	Types of Awards Covered
4	Administration
5	Eligibility
6	Shares of Stock Subject to the Plan
7	Stock Options
8	Stock Appreciation Rights
9	Restricted Stock
10	Performance Awards
11	Other Stock-Based Incentive Awards
12	Rights in the Event of Resignation, Removal or Termination
13	Rights in Event of Death, Disability or Retirement
14	Award Agreements
15	Tax Withholding
16	Change of Control
17	Dilution or Other Adjustment
18	Transferability
19	Amendment, Termination or Modification
20	General Provisions
21	Plan Effective Date
22	Plan Termination
23	Governing Law

United Community Financial Corp.
2007 LONG-TERM INCENTIVE PLAN

SECTION 1

Purpose of the Plan

1.1  The purpose of the United Community Financial Corp. 2007 Long-Term Incentive Plan is to attract and retain qualified directors, directors emeritus and employees and to strengthen the mutuality of interests between such directors, directors emeritus and employees and the Corporation’s shareholders by providing directors, directors emeritus and employees with a proprietary interest in pursuing the long-term growth, profitability and financial success of the Corporation.

SECTION 2

Definitions

2.1  Unless the context indicates otherwise, the following terms, when used in this Plan, shall have the meanings set forth in this Section:

a) “Affiliate” means (i) a member of a controlled group of corporations of which the Corporation is a member or (ii) an unincorporated trade or business which is under common control with the Corporation as determined in accordance with Section 414(c) of the Code, and the regulations issued thereunder. For purposes hereof, a “controlled group of corporations” shall have the meaning set forth in Section 1563(a) of the Code determined without regard to Sections 1563(a)(4) and (e)(3)(c) of the Code.

b) “Award” means a grant or award under this Plan in the form of an Option, an SAR, Restricted Shares, a Performance Award or any other stock-based incentive award.

c) “Board” means the Board of Directors of the Corporation.

d) “Change of Control” means an event defined in Section 16 of this Plan.

e) “Code” means the Internal Revenue Code of 1986, as amended, and related Treasury Regulations.

f) “Committee” means any Committee comprised of two or more Outside Directors designated by the Board to administer the Plan in accordance with Section 4 of this Plan.

g) “Common Shares” means the common shares, without par value, of the Corporation.

h) “Corporation” means United Community Financial Corp.

i) “Deferred Shares” means an award made pursuant to Section 11 of this Plan of the right to receive Common Shares in lieu of cash thereof at the end of a specified time period.

j) “Director” means any member of the Board of Directors of the Corporation or the Board of Directors of a Subsidiary.

k) “Director Emeritus” means any director emeritus of the Corporation or a Subsidiary.

l) “Disability” means permanent and total disability within the meaning of Section 22(e)(3) of the Code.

m) “Effective Date” means the date defined in Section 21.1 of this Plan.

n) “Employee” means any full-time employee of the Corporation or any of its Subsidiaries (including Directors or Directors Emeritus who are employed on a full-time basis by the Corporation or any of its Subsidiaries).

o) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

p) “Fair Market Value” of a Common Share on a given date shall be based upon the last sales price or, if unavailable, the average of the closing bid and asked prices of a Common Share on such date (or, if there was no trading or quotation in the Common Shares on such date, on the next preceding date on which there was trading or quotation) if the Common Shares are listed on a national securities exchange or quoted on an interdealer quotation system. If the Common Shares are not listed on a national securities exchange or quoted on an interdealer quotation system, the Fair Market Value of a Common Share shall be determined by the Committee in good faith based upon the best available facts and circumstances at the time.

q) “Grantee” means a person granted an Award under this Plan.

r) “Immediate Family” means, with respect to a given Grantee, that Grantee’s parents, spouse, brothers, sisters, children or grandchildren (including adopted children or grandchildren).

s) “ISO” means an Award that is intended to qualify as an incentive stock option under Section 422 of the Code, as now or hereafter constituted.

t) “Non-Employee Director” means a Director or Director Emeritus of the Corporation or a Subsidiary who is not an Employee nor has been an Employee at any time during the prior one-year period.

u) “NQSO” means an Award that is not intended to qualify as an incentive stock option under Section 422 of the Code, as now or hereafter constituted.

v) “Options” refers collectively to NQSOs and ISOs issued under this Plan.

w) “OTS” means the Office of Thrift Supervision, Department of the Treasury.

x) “Outside Director” means a non-employee Director or Director Emeritus within the meaning of Rule 16b-3(b)(3) under the Exchange Act, or any successor thereto, who is also an “outside director” within the meaning of Section 162(m) of the Code and the regulations thereunder.

y) “Performance Award” means an Award under the Plan, payable in cash, Common Shares, other securities or other awards which confers on the holder thereof the right to receive payments upon the achievement of certain performance goals during the performance periods established by the Committee.

z) “Permitted Transferee” means any individual or entity as defined in Section 18.2 of this Plan.

aa) “Plan” means this 2007 Long-Term Incentive Plan as set forth herein and as amended from time to time.

bb) “Restricted Shares” means an Award of Common Shares subject to restrictions on transfer and/or any other restrictions on incidents of ownership as the Committee may determine.

cc) “Retirement” means the retirement of a Grantee between ages 60 and 64 with 15 or more years of service to the Corporation or a Subsidiary, or the retirement of a Grantee at or after age 65, or as such meaning may be modified by the Committee or Board in the future.

dd) “Rules” means Rule 16(b)(3) and any successor provisions promulgated by the Securities and Exchange Commission under Section 16 of the Exchange Act.

ee) “SAR” means an Award constituting the right to receive, upon surrender of the right, but without payment, an amount payable in stock or cash, as determined by the Committee.

ff) “Subsidiary or Subsidiaries” means any entity or entities in which the Corporation owns a majority of the voting power.

gg) “Ten Percent Shareholder” means any Grantee who owns more than 10% of the combined voting power of all classes of stock of the Corporation, within the meaning of Section 422 of the Code.

hh) “Terminated for Cause” means any removal of a Director or discharge of an Employee for personal dishonesty, incompetence, willful misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform stated duties, willful violation of a material provision of any law, rule or regulation (other than traffic violations or similar offenses) or a material violation of a final cease-and-desist order or for any other action of a Director or Employee which results in a substantial financial loss to the Corporation or a Subsidiary.

SECTION 3

Types of Awards Covered

3.1  Awards granted under this Plan may be:

a) Options which may be designated as:

(i) NQSOs; or

(ii) ISOs;

b) SARs;

c) Restricted Shares;

d) Performance Awards; or

e) other forms of stock-based incentive awards.

SECTION 4

Administration

4.1  This Plan shall be administered by the Committee. The members of the Committee shall be appointed from time to time by the Board. Members of the Committee shall serve at the pleasure of the Board, and the Board may from time to time remove members from, or add members to, the Committee. Subject to the provisions of this Plan and applicable law, the Committee shall have full discretion and the exclusive power to:

a) select the Employees, Directors and Directors Emeritus who will participate in the Plan and to make Awards to such Employees and Directors;

b) determine the times at which Awards shall be granted and any terms and conditions with respect to Awards as shall not be inconsistent with the provisions of this Plan; and

c) resolve all questions relating to the administration of this Plan and applicable law.

4.2  The interpretation of, and application by, the Committee of any provision of this Plan shall be final and conclusive. The Committee, in its sole discretion, may establish rules and guidelines relating to this Plan as it may deem appropriate.

4.3  A majority of the members of the Committee shall constitute a quorum for the transaction of business. An action in writing by all members of the Committee then serving shall be fully effective as if the action had been taken by unanimous vote at a meeting duly called and held.

4.4  The Committee may employ such legal counsel, consultants, and agents as it may deem desirable for the administration of this Plan and may rely upon any opinion received from any retained counsel or consultant and any computation received from any retained consultant or agent. The Committee shall keep minutes of its actions under this Plan.

SECTION 5

Eligibility

5.1  The individuals who shall be eligible to participate in this Plan shall be Directors, Directors Emeritus, officers, management, and such other key Employees of the Corporation and the Subsidiaries as the Committee may from time to time determine.

SECTION 6

Shares of Stock Subject to the Plan

6.1  Awards may be granted with respect to the Common Shares.

6.2  Shares delivered upon exercise of an Award, at the election of the Board, may be Common Shares that are authorized but previously unissued, or Common Shares reacquired by the Corporation, or both.

6.3  The maximum number of Common Shares that may be issued pursuant to Awards granted under this Plan, subject to adjustment as provided in Section 17 of this Plan, shall be 2,000,000 Common Shares. For the purpose of computing the total number of Common Shares available for Awards under this Plan, there shall be counted against the foregoing limitation the number of Common Shares subject to issuance upon exercise of Awards as of the dates on which such Awards are granted. If any Awards are forfeited, terminated or exchanged for other Awards, or expire unexercised, the Common Shares which were subject to such Awards shall again be available for Awards under this Plan to the extent of such forfeiture, termination or expiration; provided, however, that forfeited shares or other securities shall not be available for further Awards if the Grantee has realized any benefits of ownership from such shares.

6.4  Notwithstanding any other provision of this Plan to the contrary, subject to adjustment as provided in Section 17 of this Plan, the maximum number of Common Shares that may be issued to any individual during the term of this Plan pursuant to Options granted under this Plan shall be 25% of the number of Common Shares that may be issued pursuant to this Plan, all of which may be granted as ISOs.

SECTION 7

Stock Options

7.1  The Committee may grant Options, as follows, which shall be evidenced by a stock option agreement and may be designated as NQSOs or ISOs:

a) NQSOs

(i) A NQSO is a right to purchase a specified number of Common Shares during a period determined by the Committee, not to exceed ten years, at a price determined by the Committee that is not less than the Fair Market Value of the Common Shares on the date the Option is granted.

(ii) The exercise price of the NQSO may be paid in cash. At the discretion of the Committee, the exercise price may also be paid by the tender of Common Shares to the Corporation or through a combination of Common Shares and cash or through such other means as the Committee determines are consistent with the purpose of this Plan and applicable law. No fractional Common Shares will be issued or accepted by the Corporation.

b) ISOs

(i) No ISO may be granted under this Plan to a Non-Employee Director.

(ii) To the extent the aggregate Fair Market Value (determined at the time of the grant of the Award) of the number of Common Shares with respect to which ISOs are exercisable under all plans of the Corporation or a Subsidiary for the first time by a Grantee during any calendar year exceeds $100,000, or such other limit as may be required by the Code, such ISOs shall be treated as NQSOs to the extent of such excess.

(iii) No ISO may be exercisable more than:

A) ten years after the date the ISO is granted in the case of a Grantee who is not a Ten Percent Shareholder on the date the ISO is granted; and

B) five years after the date the ISO is granted in the case of a Grantee who is a Ten Percent Shareholder on the date the ISO is granted.

(iv) The exercise price of any ISO shall be determined by the Committee and shall not be less than:

A) the Fair Market Value of the Common Shares subject to the ISO on the date of grant in the case of a Grantee who is not a Ten Percent Shareholder on the date the ISO is granted; and

B) 110 percent of the Fair Market Value of the Common Shares subject to the ISO on the date of grant in the case of a Grantee who is a Ten Percent Shareholder on the date the ISO is granted.

(v) The Committee may provide that the exercise price under an ISO may be paid by one or more of the methods available for paying the exercise price of an NQSO under Section 7.1(a)(ii) of this Plan.

SECTION 8

Stock Appreciation Rights

8.1  The amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a Common Share on the exercise date over the exercise price of the SAR. The exercise price of the SAR shall be determined by the Committee and shall not be less than the Fair Market Value of a Common Share on the date the SAR is granted. SARs may be granted in tandem with an Option in which event the Grantee has the right to elect to exercise either the SAR or the Option. Upon the election to exercise one of these Awards, the other Award is subsequently terminated.

8.2  In the case of an SAR granted in tandem with an ISO to an Employee who is a Ten Percent Shareholder on the date of such grant, the amount payable with respect to each SAR shall be equal in value to the applicable percentage of the excess, if any, of the Fair Market Value of a Common Share on the exercise date over the exercise price of the SAR, which exercise price shall not be less than 110 percent of the Fair Market Value of a Common Share on the date the SAR is granted.

8.3  The applicable percentage, exercise price and exercise period of an SAR shall be established by the Committee at the time the SAR is granted.

SECTION 9

Restricted Stock

9.1  Restricted Shares are Common Shares that are issued to a Grantee at a price determined by the Committee, which price may be zero, and are subject to restrictions on transfer and/or such other restrictions on incidents of ownership as the Committee may determine.

9.2  The Committee shall specify in the restricted share award agreement the terms upon which Restricted Shares shall vest.

9.3  The Committee may, in its discretion, provide for accelerated vesting of Restricted Shares upon the achievement of specified performance goals to be determined by the Committee.

9.4  A Grantee may make an election under Section 83(b) of the Code.

SECTION 10

Performance Awards

10.1  A Performance Award granted under this Plan:

a) may be denominated or payable in cash, Common Shares, Restricted Shares, other securities or other Awards; and

b) shall confer on the holder thereof the right to receive payments, in whole or in part, upon the achievement of such performance goals during such performance periods as the Committee or a majority of the Outside Directors, excluding Directors Emeritus, shall establish.

10.2  Subject to the terms of this Plan and any applicable Award agreement, the performance goals to be achieved during any performance period, the length of any performance period, the amount of any Performance Award granted and the amount of any payment or transfer to be made pursuant to any Performance Award shall be determined by the Committee.

SECTION 11

Other Stock-Based Incentive Awards

11.1  The Committee may from time to time grant Awards under this Plan that provide a Grantee the right to purchase Common Shares or units that are valued by reference to the Fair Market Value of the Common Shares (including, but not limited to, phantom securities or dividend equivalents) or to receive Deferred Shares. Such Awards shall be in a form determined by the Committee (and may include terms contingent upon a Change of Control); provided that such Awards shall not be inconsistent with the terms and purposes of this Plan.

SECTION 12

Rights in the Event of Resignation, Removal or Termination

12.1  The Committee may provide for the exercise of Options in installments and upon such terms, conditions and restrictions as it may determine subject to applicable law and the other requirements of this Plan.

12.2  Except in the event of the death, Disability or Retirement of a Grantee, upon the resignation or removal from the board of directors of any Grantee who is an Outside Director or upon the termination of employment of a Grantee who is not an Outside Director (unless Terminated for Cause), any Option which has not yet become exercisable or any other Award which has not yet vested shall thereupon terminate and be of no further force or effect, and, unless the Committee shall specifically state otherwise at the time an Option is granted, any Option which has become exercisable shall terminate if it is not exercised before the earlier to occur of the date of its expiration or three months after such resignation, removal or termination of employment or directorship.

12.3  Unless the Committee shall specifically state otherwise at the time an Award is granted, in the event the employment or the directorship of a Grantee is Terminated for Cause, any Option that has not been exercised and any other Award that has not vested shall thereupon terminate and be of no further force or effect.

12.4  An Option granted hereunder shall be exercisable, in whole or in part, only by written notice delivered in person or by mail to the Secretary of the Corporation at its principal office, specifying the number of Common Shares to be purchased and accompanied by payment thereof and otherwise in accordance with the stock option award agreement pursuant to which the Option was granted.

SECTION 13

Rights in Event of Death, Disability or Retirement

13.1  If a Grantee dies, becomes subject to a Disability or enters Retirement prior to termination of his or her right to exercise an Option in accordance with the provisions of his or her stock option award agreement without having totally exercised the Option, the Option will become exercisable in full on the date of the Grantee’s death, Disability or Retirement, (i) in the event of the Grantee’s death, by the Grantee’s estate or by the person who acquired the right to exercise the Option by bequest or inheritance, (ii) in the event of the Grantee’s Disability, by the Grantee or his or her personal representative or (iii) in the event of a Grantee’s Retirement, by the Grantee.

13.2  In the event of the Grantee’s death, Disability or Retirement, the Option shall not be exercisable after the date of its expiration or more than twelve months from the date of the Grantee’s death, Disability or Retirement, whichever first occurs.

13.3  If a Grantee dies, becomes subject to a Disability or enters Retirement prior to the vesting of any other Award, all Awards that have not expired and which are then held by any Grantee (or the person or persons to whom any deceased Grantee’s rights have been transferred) shall become fully and immediately vested and exercisable.

13.4  The date of Disability of a Grantee shall be determined by the Committee.

SECTION 14

Award Agreements

14.1  Each Award granted under this Plan shall be evidenced by an award agreement, as the Committee may deem appropriate, between the Grantee to whom the Award is granted and the Corporation, setting forth the number of Common Shares, SARs, or units subject to the Award and such other terms and conditions applicable to the Award not inconsistent with this Plan.

14.2  The award agreement for an Option shall also be referred to as a stock option award agreement.

SECTION 15

Tax Withholding

15.1  The Committee may establish such rules and procedures as it considers desirable in order to satisfy any obligation of the Corporation to withhold federal income taxes or other taxes with respect to any Award made under this Plan. Such rules and procedures may provide:

a) in the case of Awards paid in Common Shares, the Corporation may withhold Common Shares otherwise issuable upon exercise of such Award in order to satisfy withholding obligations, unless otherwise instructed by the Grantee or unless the Committee determines otherwise at the time of Grant; and

b) in the case of an Award paid in cash, that the withholding obligation shall be satisfied by withholding the applicable amount and paying the net amount in cash to the Grantee; provided that the requirements of the Rules, to the extent applicable, must be satisfied with regard to any withholding pursuant to clause (a).

SECTION 16

Change of Control

16.1  For the purpose of this Plan, a “Change of Control” of the Corporation means:

(i) a change of control of the Corporation within the meaning of the Home Owners’ Loan Act of 1933, as amended, and the Rules and Regulations promulgated by the OTS, as in effect on the Effective Date (provided, that in applying the definition of change of control as set forth under the rules and regulations of the OTS, the Board shall substitute its judgment for that of the OTS);

(ii) the time at which any “person” (as the term is used in Sections 13(d) and 14(d) of the Exchange Act) is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 20% or more of the Corporation’s outstanding securities ordinarily having the right to vote at the election of directors;

(iii) the time at which individuals who constitute the Board on the date hereof (the “Incumbent Board”) cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a vote of a least 75% of the directors comprising the Incumbent Board, or whose nomination for election by the Corporation’s shareholders was approved by the same Nominating Committee serving under an Incumbent Board shall be, for purposes of this clause (iii), considered as though he were a member of the Incumbent Board;

(iv) the consummation of a plan of reorganization, merger, consolidation, sale of all or substantially all the assets of the Corporation or similar transaction in which the Corporation is not the resulting entity;

(v) the approval by shareholders of a proxy statement proposal submitted by someone other than management of the Corporation seeking shareholder approval of a plan of reorganization, merger or consolidation of the Corporation or similar transaction with one or more corporations as a result of which the outstanding shares of the class of securities then subject to the plan or transaction are exchanged for or converted into cash or property or securities not issued by the Corporation; or

(vi) a completed tender offer for 20% or more of the voting securities of the Corporation by anyone other than the Corporation.

16.2  In the event of a Change of Control affecting the Corporation, then, notwithstanding any provision of this Plan or of any provisions of any Award agreements entered into between the Corporation and any Grantee to the contrary, all Awards that have not expired and which are then held by any Grantee (or the person or persons to whom any deceased Grantee’s rights have been transferred) shall, as of such Change of Control, become fully and immediately vested and exercisable and may be exercised for the remaining term of such Awards; provided, however, that in the event that any exercise or receipt of an Award in connection with a Change of Control alone, or in the aggregate with other payments to a Grantee, would result in the imposition of a penalty tax pursuant to Section 280G of the Code, such exercise or receipt would remain subject to any vesting schedule set forth in an Award.

SECTION 17

Dilution or Other Adjustment

17.1  If the Corporation is a party to any merger or consolidation, or undergoes any merger, consolidation, separation, reorganization, liquidation or the like, the Committee shall have the power to make arrangements, which shall be binding upon the holders of unexpired Awards, for the substitution of new Awards for, or the assumption by another corporation of, any unexpired Awards then outstanding hereunder.

17.2  In the event of any change in capitalization affecting the Common Shares, such as a stock split, stock dividend, recapitalization, merger, consolidation, spin-off, split-up, combination or exchange of shares or other form of reorganization, or any other change affecting the Common Shares, including a distribution (other than normal cash dividends) of Corporation assets to shareholders, the Committee shall conclusively determine the appropriate adjustment in the terms of outstanding Awards, including the option prices of outstanding Options, and the number and kind of shares or other securities as to which outstanding Awards shall be exercisable, and the aggregate number of shares with respect to which Awards may be granted.

17.3  The existence of this Plan and the Awards granted hereunder shall not affect or restrict in any way the right or power of the Board or the shareholders of the Corporation to make or authorize the following: any adjustment, recapitalization, reorganization or other change in the Corporation’s capital structure or its business; any merger, acquisition or consolidation of the Corporation; any issuance of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Corporation’s capital stock or the rights thereof; the dissolution or liquidation of the Corporation or any sale or transfer of all or any part of its assets or business; or any other corporate act or proceeding, including any merger or acquisition which would result in the exchange of cash, stock of another company or options to purchase the stock of another company for any Award outstanding at the time of such corporate transaction or which would involve the termination of all Awards outstanding at the time of such corporation transaction.

SECTION 18

Transferability

18.1  Except as set forth in Section 18.2 of this Plan, no Award shall be sold, pledged, assigned, transferred, or encumbered by a Grantee other than by will or by the laws of descent and distribution.

18.2  Only an NQSO may be pledged, assigned, or transferred by a Grantee to another individual provided that the NQSO is pledged, assigned, or transferred without consideration by a Grantee, subject to such rules as the

Committee may adopt, to (i) a member of the Grantee’s Immediate Family, (ii) a trust solely for the benefit of the Grantee and his or her Immediate Family or (iii) a partnership or limited liability company whose only partners or members are the Grantee and his or her Immediate Family (hereinafter referred to as the Permitted Transferee); provided that the Committee is notified in advance in writing of the terms and conditions of any proposed pledge, assignment or transfer and the Committee determines that such pledge, assignment or transfer complies with the requirements of this Plan and the applicable Award agreement.

18.3  Any pledge, assignment or transfer of an Award that does not comply with the provisions of this Plan and the applicable Award agreement shall be void and unenforceable against the Corporation.

18.4  All terms and conditions of a pledged, assigned or transferred Award shall apply to the beneficiary, executor, administrator, and Permitted Transferee, whether one or more, of the Grantee (including the beneficiary, executor and administrator of a permitted transferee), including the right to amend the applicable Award agreement; provided that the Permitted Transferee shall not pledge, assign or transfer an Award other than by will or by the laws of descent and distribution.

SECTION 19

Amendment, Termination or Modification

19.1  Without further approval of the shareholders of the Corporation, the Board may at any time terminate this Plan, or may amend it from time to time in such respects as the Board may deem advisable, except that the Board may not, without approval of the shareholders, make any amendment which would (i) increase the aggregate number of Common Shares that may be issued under this Plan, except for adjustments pursuant to Section 17 of this Plan, (ii) materially modify the requirements as to eligibility for participation in this Plan, or (iii) materially increase the benefits accruing under this Plan. The above notwithstanding, the Board may amend this Plan to take into account changes in applicable securities, federal income tax and other applicable laws.

19.2  The Board may authorize the Committee to direct the execution of an instrument providing for the modification of any outstanding Award which the Board believes to be in the best interests of the Corporation; provided, however, that no such modification, extension or renewal shall confer on the holder of such Award any right or benefit which could not be conferred on him by the grant of a new Award at such time and shall not materially decrease the holder’s benefits under the Award without the consent of the holder of the Award, except as otherwise permitted under this Plan.

SECTION 20

General Provisions

20.1  No Awards may be exercised by a Grantee if such exercise, and the receipt of cash or stock thereunder, would be, in the opinion of counsel selected by the Corporation, contrary to law or the regulations of any duly constituted authority having jurisdiction over this Plan.

20.2  A bona fide leave of absence approved by a duly constituted officer of the Corporation shall not be considered interruption or termination of service of any Grantee for any purposes of this Plan or Awards granted thereunder, except that no Awards may be granted to an Employee while he or she is on a bona fide leave of absence.

20.3  Nothing contained in this Plan or in an Award agreement granted thereunder shall confer upon any Grantee any right to (i) continue in the employ of the Corporation or any of its Subsidiaries or continue serving on the Board or the Board of Directors of a Subsidiary, or (ii) interfere in any way with the right of the Corporation or any of its Subsidiaries to terminate the Grantee’s employment or service on the Board at any time.

20.4  Any Award agreement may provide that shares issued upon exercise of any Awards may be subject to such restrictions, including, without limitation, restrictions as to transferability and restrictions constituting substantial risks of forfeiture as the Committee may determine at the time such Award is granted.

SECTION 21

Plan Effective Date

21.1  This Plan shall become effective on the date of its adoption by the shareholders of the Corporation (the “Effective Date”).

SECTION 22

Plan Termination

22.1  No Award may be granted under this Plan on or after the date which is ten years following the Effective Date, but Awards previously granted may be exercised in accordance with their terms.

SECTION 23

Governing Law

23.1  This Plan and all actions taken hereunder shall be governed by and construed in accordance with the laws of the State of Ohio, except to the extent federal law shall be deemed applicable.

REVOCABLE PROXY
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
UNITED COMMUNITY FINANCIAL CORP.
UNITED COMMUNITY FINANCIAL CORP.
2007 ANNUAL MEETING OF SHAREHOLDERS
April 26, 2007
          The undersigned shareholder of United Community Financial Corp. (“UCFC”) hereby constitutes and appoints Patrick W. Bevack and Patrick A. Kelly, or either of them, as the Proxy or Proxies of the undersigned with full power of substitution and resubstitution, to vote at the Annual Meeting of Shareholders of UCFC to be held at Mr. Anthony’s, 7440 South Avenue, Boardman, Ohio , on April 26, 2007, at 10:00 a.m. Eastern Time (the “Annual Meeting”), all of the shares of UCFC which the undersigned is entitled to vote at the Annual Meeting, or at any adjournment thereof, on each of the following proposals, all of which are described in the accompanying Proxy Statement:
1.   The re-election of three directors for terms expiring in 2010:

☐	FOR all nominees listed below (except as marked to the	☐	WITHHOLD authority to vote for all nominees listed below:
contrary below):
Eugenia C. Atkinson
David G. Lodge
Clarence R. Smith, Jr.
(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below).

2.   The approval of the UCFC 2007 Long-Term Incentive Plan.
☐  FOR                ☐  AGAINST                ☐  ABSTAIN
3.   The ratification of the selection of Crowe Chizek and Company LLC, certified public accountants, as the auditors of UCFC for the current fiscal year.
☐  FOR                ☐  AGAINST                ☐  ABSTAIN
IMPORTANT: Please sign and date this Proxy on the reverse side.

4.   In their discretion, upon such other business as may properly come before the Annual Meeting or any adjournments thereof.
          The Board of Directors recommends a vote “FOR” the nominees and the proposals listed above.
          This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. Unless otherwise specified, the shares will be voted FOR proposals 1, 2 and 3.
          All Proxies previously given by the undersigned are hereby revoked. Receipt of the Notice of the 2007 Annual Meeting of Shareholders of UCFC and of the accompanying Proxy Statement is hereby acknowledged.
          ☐ In order to accommodate all shareholders, please check if you plan on attending the Annual Meeting.
          Please sign exactly as your name appears on your Stock Certificate(s). Executors, Administrators, Trustees, Guardians, Attorneys and Agents should give their full titles.

Signature	Signature

Print or Type Name	Print or Type Name
Dated:	Dated:

PLEASE DATE, SIGN AND RETURN THIS PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED FOR MAILING IN THE USA.